Exhibit 4(p)

                            AMDAHL CORPORATION
                      NOTICE OF GRANT OF STOCK OPTION
                            AND GRANT AGREEMENT

Name:
('Optionee')
Employee ID:
Department No.:


You have been granted an option to acquire AMDAHL CORPORATION common stock as follows:

     U. K. approved stock option grant:
     Plan:                                        1974
     Grant Date:
     Option price per share (FMV at grant date):
     Total number of common shares granted:
     (Collectively the 'Option')

Your schedule and term of exercisability for this stock option grant is as follows:

                    May be              Must be
     Number         Exercised On        Exercised
     of Shares      or After            Before






Optionee hereby agrees that the Option to acquire shares of AMDAHL CORPORATION common stock is granted pursuant to and in accordance with the terms of the applicable AMDAHL CORPORATION Stock Option Plan and the Stock Option Agreement (such Stock Option Agreement being attached hereto as Exhibit A) (the "Agreement"), both of which are incorporated herein and made an integral part of this agreement.

Optionee further acknowledges receipt of the AMDAHL CORPORATION
Prospectus covering shares issuable under the Company's Stock
Option Plans and a copy of the current Annual and interim reports.



DATE                     OPTIONEE


          AMDAHL CORPORATION


          By
            Anthony M. Pozos
            Senior Vice President
            Human Resources
            & Corporate Services

                               APPROVED U.K.
                       STOCK OPTION GRANT AGREEMENT
                              (NON-QUALIFIED)


RECITALS
- --------

     A. The Board of Directors of Amdahl Corporation ("Corporation") has adopted and approved Corporation's Stock Option Plan (1974), as amended (the "Plan") for the purpose of attracting and retaining the services of selected executive and other key employees, and for the purpose of providing an incentive to encourage and stimulate increased efforts by them.

     B. Optionee is a selected executive or other key employee within the meaning of the Plan, and this Approved U.K. Stock Option Grant Agreement ("Agreement") is executed pursuant to, and is intended to carry out the purpose of, the Plan in connection with the granting of a non-qualified stock option to Optionee by the Corporation.

     C.  The granted option is intended to be an Approved U.K.
Stock Option as defined in the Plan.

     NOW, THEREFORE, it is hereby agreed as follows:

     1.   GRANT OF OPTION.  Subject to and upon the terms and
          ---------------
conditions set forth in this Agreement, Corporation hereby grants to Optionee a stock option to purchase shares of the Corporation's common stock (which shares are herein after called "option shares") during the specified term of this option, in such number and at such price as is specified in the accompanying Stock Option Grant Agreement.

     2.   SPECIFIED TERM.  The term of this option shall be the
          --------------
period commencing on the date of this Agreement which is the date of the granting of this option, and, subject to the provisions of Paragraphs 7 and 8(c) hereof, ending three (3) months after the date of termination of Optionee's employment for any cause what-soever; provided, however, that in any event, unless sooner ter-minated, the specified term of this option shall end upon the expiration of the ten (10) years after the grant date of this option.

     3.   OPTIONEE NONTRANSFERABLE; EXCEPTION.  This option shall
          -----------------------------------
not be transferable or assignable by Optionee otherwise than by will or the laws of descent and distribution and may be exercised, during Optionee's lifetime, only by Optionee.

     4.   TIME OF EXERCISING OPTION.  Subject to the provisions
          -------------------------
of Paragraph 8(c), Optionee shall have no right to purchase any of the option shares except in accordance with the exercisability schedule in the accompanying Stock Option Grant Agreement.
Within the limitations provided in said Agreement, Optionee may, within the specified term of this option and pursuant to the provisions of this Agreement, purchase any or all of the option shares in accordance with the above mentioned schedule. In no event, however, will this option become exercisable for any additional option shares following the termination of optionee's employment.

     5.   WITHHOLDING.  Optionee hereby agrees to make
          -----------
appropriate arrangements with the Corporation or subsidiary corporation employing Optionee for satisfaction of any Federal, state or local income tax withholding requirements or Federal Social
Security Employee Tax requirements applicable to the exercise of this option.

     6.   EXERCISE OF OPTION ON TERMINATION OF EMPLOYMENT.  If
          -----------------------------------------------
for any reason whatsoever, Optionee's employment is terminated within the specified term of this option, all rights under this option shall terminate, and this option shall cease to be outstanding, three (3) months after such termination of employment; provided, however, that during such three (3) month period, Optionee shall be entitled to exercise this option only with respect to that number of option shares (if any) for which this option is in accordance with the installment provisions of Paragraph 4 exercisable on the date of such termination of employment.

     7.   EXERCISE OF OPTION AFTER OPTIONEE'S DEATH.  Any
          -----------------------------------------
provision of this Agreement to the contrary notwithstanding, should Optionee die while this option is outstanding, or within three
(3) months after optionee's employment is terminated, the executors or admin-istrators of Optionee's estate, or Optionee's heirs or legatees, as the case may be, shall have the right to exercise this option, but only with respect to that number of option shares, (if any) for which this option is in accordance with the installment provisions of Paragraph 4 exercisable on the date of Optionee's death. Such right shall lapse, and this option shall terminate, upon the EARLIER of

          (i) the expiration of one (1) year after the date of Optionee's death; or

          (ii) the expiration of ten (10) years after the grant date of this option.

     8.  ADJUSTMENT IN OPTION SHARES.
          --------------------------

     (a) In the event of any increase or decrease in the number of outstanding shares of the Corporation's common stock resulting from a recapitalization, payment of a common stock dividend, stock split, combination of shares or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation, the number of the option shares then subject to this option and the option price per share shall be proportionately adjusted for such increase or decrease without any change in the aggregate purchase price payable for the option shares.

     (b) If the Corporation shall be the surviving corporation in any merger or consolidation, this option shall pertain to and apply to the securities to which a holder of the number of shares of common stock which are subject to this option would have been entitled, and there shall be substituted with respect to the option shares then subject to this option a new option upon the same terms as set forth in this Agreement except for necessary changes in the number, kind or price of such option shares as may be necessitated by such merger or consolidation, with the result that Optionee shall, upon exercise, receive under such new option the same shares or securities as he would have received pursuant to such merger or consolidation with respect to such option shares had he purchased such option shares under this Agreement immediately prior to such merger or consolidation.

     (c) A dissolution or liquidation of the Corporation or a merger or consolidation in which Corporation is not the surviving corporation (other than a transaction effected primarily to change the state in which the Corporation is incorporated) shall cause this option to terminate upon the effective date of such dissolution, liquidation, merger or consolidation; provided, however, that Optionee shall have the right to purchase one hundred percent (100%) of the option shares not theretofore purchased by him at any time during the fifteen (15) day period immediately prior to the effective date of such dissolution, liquidation, merger or consolidation in which Corporation is not the surviving corporation. This option agreement shall not in any way affect the right of Corporation to make changes of its capital structure or to merge or consolidate or to dissolve, liquidate or sell all or any part of its business or its assets.

     9.   PRIVILEGE OF STOCK OWNERSHIP.  Optionee shall not have
          ----------------------------
any of the rights of a shareholder with respect to the option shares except to the extent that this option is exercised for such shares and certificates for the purchased shares are actually issued and delivered to Optionee pursuant to this option.

     10.  MANNER OF EXERCISING OPTION.
          ---------------------------

     (a) This option may be exercised only as to whole shares and only by written notice signed by Optionee (or in the case of exercise after Optionee's death, by Optionee's executor, administrator, heir or legatee, as the case may be), and given to the Secretary of the Corporation. Such notice shall:

          (i) Specify the number of option shares with respect to which the option is being exercised;

          (ii) Be accompanied by:

               (A) full payment in cash or cash equivalent,such as a certified check in U.S. dollars payable to the Corporation's order, of the option price for the option shares being purchased;

               (B) full payment in shares of common stock of the Corporation having a Fair Market Value on the Exercise Date (as such terms are defined below) equal to the option price for the option shares being purchased; or

               (C) a combination of shares of common stock of the Corporation valued at Fair Market Value on the Exercise Date and cash or cash equivalent, equal in the aggregate to the option price for the option shares being purchased; and

          (iii) Include appropriate documentation that the person or persons exercising the option, if other than Optionee, have the right to exercise this option.

     (b) For purposes of Paragraph 10(a) above, the Fair Market Value of a share of the Corporation's common stock shall be the mean of the lowest and highest selling prices of one share of such common stock on the Exercise Date on the principal exchange on which the common stock is then listed or admitted to trading, as such prices are officially quoted by the composite tape of transactions on such exchange. The Exercise Date shall be the date on which written notice of the exercise of this option is delivered to the Corporation.

     (c) This option shall be deemed to have been exercised with respect to the option shares specified in the notice of exercise at such time as such notice shall have been delivered to the Corporation, together with any representations requested by the Corporation pursuant to Paragraph 11(b). Except to the extent the cashless sale and remittance procedure is utilized, payment of the option price shall immediately become due and shall accompany the notice of exercise. As soon thereafter as practical Corporation shall mail or deliver to or on behalf of Optionee or the other person or persons exercising this option a certificate or certificates representing the shares so purchased and paid for.

     11.  COMPLIANCE WITH LAWS AND REGULATIONS.
          ------------------------------------

     (a) The exercise of this option and the issuance of option shares upon the exercise of this option shall be subject to compliance by Corporation and by Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Corporation's common stock may be listed at the time of such exercise and issuance.

     (b) Prior to exercise of the option hereunder, Optionee shall execute and deliver to the Corporation such representations in writing as may be requested by the Corporation in order for it to comply with the applicable requirements of federal and state securities laws.

     12.  OPTIONEE'S EMPLOYMENT.  As used in this Agreement, the
          ---------------------
term "Optionee's employment" means the employment of Optionee by Corporation or by any subsidiary corporation (as defined in the Plan). Except to the extent the terms of any employment contract between the Corporation and the Optionee may expressly provide otherwise, the Corporation (or any subsidiary corporation employing Optionee) shall have the right to terminate or change the terms of employment of Optionee at any time and for any reason whatsoever. This Agreement does not impose any obligation whatsoever upon Corporation or any subsidiary corporation (as defined in the Plan) to continue Optionee's employment for any period of time, such employment being terminable at the will of Corporation, subsidiary corporation (as defined in the Plan) or Optionee.

     13.  NOTICES.  Any notice required to be given to the
          -------
Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of its Secretary at its Corporate Offices at 1250 East Arques Avenue, Sunnyvale, California 94086. Any notice to be given to Optionee shall be in writing and addressed to him at the address on file at that time with the Company. Any such notice shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid and properly addressed to the party to be notified.

     14.  SUCCESSORS AND ASSIGNS.  The provisions of this
          ----------------------
Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and of the Corporation.

     15.  INTERPRETATION OF THIS AGREEMENT.  This Agreement and
          --------------------------------
the option evidenced hereby are made and granted pursuant to the plan and are in all respects limited by and subject to the express provisions of the plan applicable to non-qualified options. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or by Corporation forthwith to the Board of Directors of Corporation for resolution. The resolution of such dispute by the Board of Directors shall be final and binding upon all parties having an interest in this option.

     16.  LIABILITY OF CORPORATION.
          ------------------------

     (a) If the option shares covered by this Agreement exceed the number of shares which may without shareholder approval be issued under the plan as of the date hereof, then this option shall be void with respect to such excess shares unless shareholder approval of an Amendment sufficiently increasing the number of shares issuable under the Plan is obtained.

     (b) The inability of Corporation to obtain approval from any regulatory body having authority deemed by Corporation to be necessary to the lawful issuance and sale of any common stock hereunder shall relieve Corporation of any liability in respect of the non-issuance or sale of such common stock as to which approval shall not have been obtained.

     17.  GOVERNING LAW.  The interpretation, performance, and
          -------------
enforcement of this Agreement shall be governed by the laws of the State of California except where such laws are expressly preempted by the laws of the United Kingdom.